Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

CASEY’S CEO ROBERT J. MYERS TO RETIRE AT END OF FISCAL 2016;
BOARD NAMES CASEY’S PRESIDENT AND COO TERRY W. HANDLEY AS SUCCESSOR

Ankeny, IA – July 13, 2015 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today announced that after more than 26 years with the Company, Robert J. Myers, Chairman and Chief Executive Officer, will retire as CEO at the end of Casey’s 2016 fiscal year on April 30, 2016. Casey’s Board of Directors has named Terry W. Handley, currently President and Chief Operating Officer and a 34-year veteran of the Company, President and CEO, effective upon Mr. Myers’ retirement. Mr. Myers, 68, who has served as Casey’s CEO since 2006, will continue to serve on the Company’s Board of Directors following his retirement.
William C. Kimball, Lead Director, said, “On behalf of the Board, I want to thank Bob for his extraordinary contributions over the past nine years as our CEO. During his tenure as CEO, Bob has overseen significant and profitable growth as Casey’s has built and acquired nearly 500 stores, while enhancing the performance of our existing stores through strategic remodels, customer-oriented initiatives and new product offerings. Under Bob’s leadership, total shareholder return has increased more than 330% – triple that of the S&P 500 – and has positioned Casey’s favorably for future growth and value creation.”
“We are excited to have an executive of Terry’s caliber who can seamlessly step into the CEO role,” added Mr. Kimball. “Terry is a true leader who brings deep knowledge of all aspects of our business. The Board is confident that Terry is the right person to build on Casey’s momentum and guide the Company to the next level.”
Mr. Myers said, “It has been a privilege and an honor to be part of the great Casey’s family for the past 26 years and to serve as CEO for nearly a decade. While I am proud of all we have accomplished together, I am equally excited for the future and watching Casey’s continue to expand its presence throughout the Midwest. I am extremely confident that under Terry’s leadership as CEO, Casey’s best days are ahead.”
Mr. Handley said, “I am grateful to the Board for its vote of confidence and to Bob for his mentorship over the years. I look forward to working closely with the Board, our talented management team and employees to continue to drive shareholder value.”
Terry Handley currently serves as President and Chief Operating Officer of Casey’s General Stores. He has worked at Casey’s for 34 years in roles that include: Director of Marketing, Store Operations Regional Manager, Vice President of Food Service and Senior Vice President of Store Operations.